Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXIGENE ANNOUNCES PLANS TO ADVANCE CA4P (FOSBRETABULIN)

IN TWO LATE-STAGE CLINICAL TRIALS

•	Company plans to conduct two new phase 2/3 randomized studies in ovarian cancer and glioblastoma multiforme
•	Both studies combine CA4P with an approved anti-VEGF treatment with a complementary mechanism of action
•	Studies expected to provide most rapid path to additional efficacy data for CA4P

Company to host conference call on September 30, 2015 at 9:00 am EDT

SOUTH SAN FRANCISCO, Calif. — September 29, 2015 — OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel therapies for treatment of cancer, today announced its plans for the further advancement of its lead investigational drug, CA4P (combretastatin A4 phosphate, or fosbretabulin). This follows a thorough evaluation of the company’s pipeline opportunities.

OXiGENE’s advancement plans include two phase 2/3 clinical trials evaluating whether CA4P improves the current standard-of-care in patients who have failed to respond to initial treatment. Both trials planned by the company are designed as two stage, phase 2/3 studies. The first stage of each trial would be a randomized, investigator-blinded, placebo-controlled study with up to 80 patients. The second stage of each trial would be a large, double-blind, placebo-controlled, confirmatory phase 3 study, the start of which would be triggered by a demonstration of efficacy in the first stage. Each trial is designed so that a particularly robust efficacy signal in the first stage would accelerate the timing of the transition into the larger second stage phase 3 portion.

Ovarian cancer

The first clinical trial OXiGENE plans to initiate will be in platinum-resistant ovarian cancer, with the goal of determining whether the addition of CA4P to the standard-of-care (chemotherapy plus Avastin® (bevacizumab)) improves patient outcomes. Patients would be randomized on a 1:1 basis to receive either the current standard-of-care or the current standard-of-care plus CA4P. The primary endpoint will be progression-free survival (PFS). The company expects to initiate the trial in the first half of 2016.

The proposed phase 2/3 trial is based on the results of the recent GOG186I study in which the anti-vascular combination of CA4P and Avastin® showed statistically significant improvements in PFS compared to Avastin® alone. The benefits appeared to be particularly robust in patients with platinum-resistant disease where a post-hoc subgroup analysis of the study showed that patients who had platinum-resistant disease had a median PFS of 6.7 months when treated with Avastin® and CA4P compared to 3.4 months for those receiving Avastin® alone.

“In analyzing the various clinical trials that OXiGENE has conducted over the years, CA4P, also known as fosbretabulin, has repeatedly shown a positive effect in the treatment of solid tumors,” stated William D. Schwieterman, M.D., OXiGENE’s President and CEO. “However, the effect of CA4P has been markedly stronger when it is given in combination with an anti-VEGF agent such as Avastin®, since the two drugs attack a tumor’s blood-flow in a complementary manner. The most striking example of this that we have seen was in platinum-resistant patients in the most recent ovarian cancer trial, and we aim to build upon these positive results in our planned trial by including the chemotherapy that most patients receive.”

Given the greater potential commercial value of the currently proposed study, OXiGENE no longer plans to study or submit a Special Protocol Assessment for the combination of CA4P and Avastin® without chemotherapy.

In the U.S., approximately 22,000 women are diagnosed with ovarian cancer each year, of which 4,300 are resistant to platinum-based therapies.

Glioblastoma multiforme

The second phase 2/3 clinical trial OXiGENE plans to initiate will be in glioblastoma multiforme (GBM) patients who have failed first-line chemotherapy treatment, with the goal of determining whether CA4P improves upon the current standard of care, which is treatment with Avastin® alone. Patients will be randomized on a 1:1 basis to receive either Avastin® or Avastin® plus CA4P. The primary endpoint will be PFS. The company expects to initiate the trial in the second half of 2016.

“The combination of CA4P and Avastin®, without any chemotherapy, is the same treatment regimen that ovarian cancer patients recently received in the GOG study. Based on the highly vascular nature of tumors in GBM, similar to ovarian cancer tumors, we believe that CA4P can have a potentially meaningful effect in this indication,” continued Dr. Schwieterman. “The medical need is unquestionable, and I believe that this unmet need combined with the dearth of other GBM treatment options and competing clinical trials will provide us the shortest potential path towards approval.”

In the U.S., approximately 11,000 patients are diagnosed with glioblastoma multiforme each year, of which 6,000 are considered recurrent.

Other programs continue on track

The company also announced that it will continue to evaluate CA4P in two ongoing studies, which are:

•	A phase 1b/2 clinical trial in combination with VOTRIENT® (pazopanib) in advanced recurrent ovarian cancer. Initial data from the dose escalation portion is expected to be presented at the European Society of Gynaecological Oncology conference being held October 24-27, 2015.

•	A phase 2 clinical trial as a single agent in patients with gastrointestinal and pancreatic neuroendocrine tumors, with interim data expected to be available approximately year-end 2015.

OXiGENE’s other investigational drug, OXi4503, is being studied in a phase 1 clinical trial in patients with Acute Myeloid Leukemia (AML), and the company is in the process of expanding the trial to include additional investigator sites.

Conference Call

Members of OXiGENE’s management team will host a webcast and conference call tomorrow, September 30, 2015, at 9:00 a.m. EDT (6:00 a.m. PDT) to discuss OXiGENE’s CA4P development plans.

To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors & Media” tab, select the link to “Events and Presentations.” OXiGENE’s conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, or +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. The conference ID is 51228074.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which selectively disrupt abnormal blood vessels that sustain tumors. The company’s investigational drugs include CA4P (fosbretabulin), which is in development as a treatment for solid tumors, and OXi4503, which is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.